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                                                                    Exhibit 23.2



Independent Auditors' Consent


We consent to the use in this Amendment No. 4 to Registration Statement No. 333-95945 of Mattress Discounters Corporation on Form S-4 of our report dated June 5, 1999 (March 27, 2000 as to Paragraph 12 of Note 2, under the heading Revenues and Costs of Sales related to the adoption of a new method of accounting for revenue recognition and June 21, 2000 as to Paragraph 9 of Note 1 related to the change in the periods for which the results of operations, cash flows and changes in retained earnings are included for The Bedding Experts, Inc.) on the combined financial statements of Mattress Discounters Corporation, T.J.B., Inc. and The Bedding Experts, Inc. (which report expresses an unqualified opinion and includes two explanatory paragraphs referring to: (1) the combined financial statements that have been prepared from the separate records maintained by the Company and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated entity and describes that portions of certain income and expenses represent allocations made from Heilig-Meyers Company applicable to the Company and (2) the adoption of a new method of accounting for revenue recognition and the periods for which the results of operations, cash flows and changes in retained earnings are included for the Bedding Experts, Inc.), appearing in the Prospectus, which is a part of such Registration Statement.

We also consent to the use in this Amendment No. 4 to Registration Statement No. 333-95945 of Mattress Discounters Corporation on Form S-4 of our report dated June 5, 1999 (March 27, 2000 as to Paragraph 13 of Note 1, under the heading Revenues and Costs of Sales related to the adoption of a new method of accounting for revenue recognition and June 16, 2000 as to Paragraph 3 of Note 1, under the heading Restatement) on the combined financial statements of Mattress Discounters Corporation and T.J.B., Inc., (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of a new method of accounting for revenue recognition and the reclassification of certain payments from distributions to stockholders to general and administrative expense) appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.


Deloitte & Touche LLP
Richmond, Virginia
July 12, 2000